Exhibit 1.2

CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2007-2

ASSET BACKED NOTES

TERMS AGREEMENT

Dated:	September 25, 2007

To:	CAPITAL ONE AUTO FINANCE, INC.

CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated September 24, 2007

1.	Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
A-1	$127,000,000	5.22157%	October 2008 Payment Date
A-2	$107,000,000	5.05%	March 2010 Payment Date
A-3	$160,000,000	4.89%	January 2012 Payment Date
A-4	$79,822,000	5.06%	June 2014 Payment Date
B	$26,178,000	5.68%	June 2014 Payment Date

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Barclays Capital Inc.

Citigroup Global Markets Inc.

ABN AMRO Incorporated

Credit Suisse Securities (USA) LLC

RBC Capital Markets Corporation

Greenwich Capital Markets, Inc.

Wachovia Capital Markets, LLC

3.	Ratings

Class	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	Prime-1	F1+
A-2	AAA	Aaa	AAA
A-3	AAA	Aaa	AAA
A-4	AAA	Aaa	AAA
B	A	A2	A

4.	Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Barclays Capital Inc.	$18,500,000	$15,500,000	$23,000,000	$12,000,000	$13,089,000
Citigroup Global Markets Inc.	$18,500,000	$15,500,000	$23,000,000	$12,000,000	$13,089,000
ABN AMRO Incorporated	$18,000,000	$15,200,000	$22,800,000	$11,165,000	$—
Credit Suisse Securities (USA) LLC	$18,000,000	$15,200,000	$22,800,000	$11,165,000	$—
RBC Capital Markets Corporation	$18,000,000	$15,200,000	$22,800,000	$11,164,000	$—
Greenwich Capital Markets, Inc.	$18,000,000	$15,200,000	$22,800,000	$11,164,000	$—
Wachovia Capital Markets, LLC	$18,000,000	$15,200,000	$22,800,000	$11,164,000	$—
Total Amount	$127,000,000	$107,000,000	$160,000,000	$79,822,000	$26,178,000

5.	Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Gross Purchase Price	100.00000%	99.99616%	99.99047%	99.98368%	99.99829%
Underwriting Discount	0.090%	0.130%	0.165%	0.210%	0.300%
Net Purchase Price	99.91000%	99.86616%	99.82547%	99.77368%	99.69829%
Maximum Dealer Selling Concessions	0.054%	0.078%	0.099%	0.126%	0.180%
Maximum Dealer Reallowance Discounts	0.0270%	0.0390%	0.0495%	0.0630%	0.0900%

6.	Time of Sale

2:45 p.m. (Eastern Time) (U.S.) on September 25, 2007 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7.	Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be October 4, 2007, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

BARCLAYS CAPITAL INC.

By:	/s/ Jay Kim
Name:	Jay Kim
Title:	Managing Director

CITIGROUP GLOBAL CAPITAL MARKETS INC.

By:	/s/ Marina Donstaya
Name:	Marina Donstaya
Title:	Vice President

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

S-1	COPAR 2007-2
Terms Agreement

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By:	/s/ Albert A. Ciafre
Name:	Albert A. Ciafre
Title:	Assistant Vice President

S-2	COPAR 2007-2
Terms Agreement